UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
PEERLESS MFG. CO.
(Exact Name of Registrant as Specified in Its Charter)

Texas (State of Incorporation or Organization)	75-0724417 (I.R.S. Employer Identification No.)

14651 North Dallas Parkway, Suite 500 Dallas, Texas 75254 (Address of Principal Executive Offices)	75254 (Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: Not Applicable
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock Purchase Rights	The NASDAQ Stock Market LLC
Securities to be registered pursuant to Section 12(g) of the Act: Not Applicable

Item 1. Description of Registrant’s Securities to be Registered.
     On May 4, 2007, the Board of Directors of Peerless Mfg. Co. (the “Company”) declared a dividend distribution of one right (a “Right”) for each share of Common Stock, par value $1.00 per share (the “Common Shares”), of the Company outstanding at the close of business on May 22, 2007 (the “Record Date”), pursuant to the terms of a Rights Agreement, dated as of May 4, 2007 (the “Rights Agreement”), by and between the Company and Mellon Investor Services LLC, as rights agent. The Rights Agreement also provides, subject to specified exceptions and limitations, that Common Shares issued or delivered from the Company’s treasury after the Record Date will be entitled to and accompanied by Rights. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which is filed herewith as Exhibit 4.1 and incorporated herein by reference.
Item 2. Exhibits.

Exhibit
No.	Description of Exhibit

4.1	Rights Agreement dated May 4, 2007 between Peerless Mfg. Co. and Mellon Investor Services LLC, as Rights Agent.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PEERLESS MFG. CO.
By:	/s/ Henry G. Schopfer, III
Henry G. Schopfer, III
Chief Financial Officer

Date: May 8, 2007

INDEX TO EXHIBITS

Exhibit
No.	Description of Exhibit

4.1	Rights Agreement dated May 4, 2007 between Peerless Mfg. Co. and Mellon Investor Services LLC, as Rights Agent.